EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY 14068

Immediate Release
Columbus McKinnon Appoints Kathryn V. Roedel
to Board of Directors

AMHERST, NY, October 24, 2017 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, technologies and services, announced the appointment of Kathryn (Kathy) V. Roedel to its Board of Directors, effective October 22, 2017. Including Ms. Roedel, Columbus McKinnon’s Board of Directors is again composed of nine directors, eight of whom are independent. Ms. Roedel will serve on the Audit Committee and the Compensation and Succession Committee. She will stand for election at the Company’s annual shareholder meeting on July 23, 2018.
“Kathy brings additional breadth of executive leadership experience and continued diversity to the Board. We expect her demonstrated expertise in technology, operations, product development, customer experience and supply chain logistics to be of great value as we implement stronger operating systems to drive returns and strategically position ourselves as a leading industrial technology company in the material handling market,” commented Ernest R. Verebelyi, Chairman of the Board. “We believe this addition is a positive contribution to our Board succession plans and provides for strong continuity while implementing positive change.”
Ms. Roedel was most recently Executive Vice President at Select Comfort Corporation (NASDAQ: SCSS), a vertically integrated retailer and manufacturer of the Sleep Number Bed in the U.S., where she served since 2005 in a variety of leadership positions. Ms. Roedel was instrumental in creating the architecture of customer experience strategies for Select Comfort, including pioneering the introduction of the ‘net promoter system.’
Prior to her tenure at Select Comfort, Ms. Roedel held VP and General Management positions with General Electric spanning 22 years. She served at GE Healthcare, where she developed long range global strategy and innovated business models in manufacturing, six sigma and services organizations. While with GE Information Services, Ms. Roedel devised new capabilities in software product introduction and sourcing.
Ms. Roedel is a Director for Generac Power Systems (NYSE: GNRC), where she is a member of the Nominating and Governance Committee. She is also a member of the Board of Directors for The Jones Family of Companies, a private, family-owned manufacturer serving the mattress and packaging industries. Ms. Roedel graduated with a B.S., Mechanical Engineering from Michigan State University.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, the effectiveness of new products and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.
Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com